Exhibit 10(c)

UNION PACIFIC CORPORATION
POLICY FOR RECOUPMENT OF INCENTIVE COMPENSATION

I. Policy

A. Policy.  It is the Company’s policy that Compensation and Benefits Committee of the Board of Directors (the “Board”) of the Company (the “Committee”) may, in its sole discretion, require a Covered Person to repay to the Company any Incentive Compensation received by such Covered Person (or, in the case of any Incentive Compensation awarded to the Covered Person that has not yet been paid or settled, the Company may cancel all or any portion of such Incentive Compensation) if it determines in its sole discretion that:

1.  Financial Restatement.  (a) The Company is required to prepare a financial restatement due to the Company’s material non-compliance with any financial reporting requirement or (b) upon identification of material error in the incentive compensation calculation, without regard in either case to whether such non-compliance or error was due to fraud or intentional misconduct.

OR

2. Detrimental Conduct.    The Covered Person committed an action or omission that constitutes a violation of: (a) the Company’s Codes of Ethics for CEO and Senior Financial Officers (the “Officer Code of Ethics”), (b) the Statement of Policy on Ethics and Business Conduct (the “How Matters”); (c) other Company policy where such act or omission has or could reasonably be expected to have an adverse reputational or economic impact on the Company; (d) any Restrictive Covenants as set forth in the Standard Terms and Conditions of the Company’s equity award agreements; or (e) such action or omission may also include Covered Employee’s negligent supervision or management of another employee whose action or omission would constitute a violation of this paragraph.

II.	Definitions

As used herein, the following terms have the following meanings:

A. “Company” means Union Pacific Corporation and any direct or indirect subsidiary of Union Pacific Corporation.

B. A “Covered Person” under this Policy for Recoupment of Incentive Compensation (the “Policy”) shall mean any person in compensation Levels 1-12 as determined by the Company’s policies and procedures, regardless of whether such Covered Person remains employed by the Company.

C. “Incentive Compensation” means any compensation that was awarded to, paid to, or vested under the Company’s Executive Incentive Plan (or successor plan) or under the Company’s 2013 Stock Incentive Plan (or successor stock plan), including any long-term incentive equity awards, which include restricted stock units, performance units and stock options, for or during the three (3) full fiscal years preceding the Committee’s determination that the person engaged in Detrimental Conduct or the Company determined that it needed to prepare a Financial Restatement or that an error existed in the incentive compensation calculation.

III. Administration

A. Administrative Committee.  The Policy is administered by the Committee. Except as limited by law, the Committee has full power, authority and discretion to construe, interpret and apply the Policy. Any determinations made by the Committee will be made in its sole discretion, except in the case of determinations related to the Incentive Compensation of Executive Officers as defined under Section 16 of the Exchange Act of 1934, which shall be subject to review and approval by the Board. All determinations by the Committee and are final, conclusive and binding on all affected individuals.  To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to one or more authorized persons.

B. Determination of Recoupment Amount.    The Committee may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid Incentive Compensation (or cancellation of outstanding Incentive Compensation) and how much compensation to recoup from individual Covered Persons (which need not be the same amount or proportion for every Covered Person. However, no misconduct on the part of a Covered Person is required for the Committee to exercise its authority in the context of its Financial Restatement recoupment under part I.A.1 of this Policy. Under this Policy, the manner in which compensation shall be recouped (including the amount and form of compensation to which such recoupment is applied) shall be determined by the Committee in its sole discretion, including through cancellation of vested or unvested stock options, cancellation of unvested restricted stock, restricted stock units or performance stock units and/or cash repayment.

C. Policy Scope.  This Policy does not limit the ability of the Company to require reduction, forfeiture of outstanding awards, return of vested shares, adjustments of future incentive opportunities, or repayment of any incentive compensation or other compensation under the terms of any agreement, offer or other legal provision.  Notwithstanding the foregoing, in the event the Committee determines that Incentive Compensation should be recouped from an amount that is “deferred compensation” under Section 409A of the Internal Revenue Code (“Code”) (or any successor section thereto) that has yet to be paid or settled, the Committee shall exercise its discretion in a manner that causes such amount to be compliant with or exempt from the requirements of such Code section.  No person will be entitled to additional compensation pursuant to this Policy in the event that financial results reported in a restated financial statement would have resulted in a higher amount being payable under any Incentive Compensation award.  The Board may amend this Policy from time to time as it determines appropriate or as required by any law or any rule of a stock exchange upon which the Company has listed its common stock for trading.

D. Effective Date. This policy shall be effective with respect to all Incentive Compensation awarded pursuant to arrangements entered into on or after January 1, 2020.